EXHIBIT 11

                           ROBERTSON-CECO CORPORATION
                 COMPUTATION OF BASIC EARNINGS PER COMMON SHARE

                      (In thousands, except per share data)
                                  (Unaudited)


                                                             Three Months Ended             Six Months Ended
                                                                   June 30                     June 30
                                                             1998         1997            1998          1997


BASIC:
Income:
  Income from continuing operations   . . . . . .         $   6,519        $   4,335     $  10,027  $  7,495
  Extraordinary gain    . . . . . . . . . . . . . . .           -               -             -        4,568

    Total income for basic earnings per
      share calculation   . . . . . . . . . . . . . .     $   6,519        $   4,335     $  10,027  $ 12,063

Shares:
  Average number of common
    shares outstanding  . . . . . . . . . . . . . . .        16,060           16,056        16,060    16,056

Earnings Per Share:
  Income from continuing operations   . . . . . . . .     $     .41        $     .27     $     .62  $   .47
  Extraordinary gain    . . . . . . . . . . . . . . .             -               -            -        .28

    Net income per share  . . . . . . . . . . . . . .     $     .41        $     .27     $     .62  $   .75





                                                                      EXHIBIT 11

                            ROBERTSON-CECO CORPORATION
                COMPUTATION OF DILUTED EARNINGS PER COMMON SHARE

                                                  (In thousands, except per share data)
                                                               (Unaudited)


                                                             Three Months Ended             Six Months Ended
                                                                   June 30                     June 30
                                                             1998           1997            1998        1997


DILUTED:
Income:
  Income from continuing operations   . . . . . .         $    6,519    $    4,335     $   10,027   $   7,495
  Extraordinary gain    . . . . . . . . . . . . . . .            -           -               -          4,568
    Net income for diluted earnings per
      share calculation   . . . . . . . . . . . . . .     $    6,519    $    4,335     $   10,027   $  12,063

  Shares:
    Average number of common
      shares outstanding  . . . . . . . . . . . . . .         16,060        16,056         16,060      16,056
    Incremental shares to reflect dilutive
      effect of deferred compensation plan  . . . . .             37            31             37          31

    Total number of common shares
      assuming dilution   . . . . . . . . . . . . . .        16,097         16,087         16,097      16,087

Earnings Per Share:
    Income from continuing operations   . . . . . . .     $      .41    $      .27     $      .62   $     .47
    Extraordinary gain    . . . . . . . . . . . . . .             -              -              -              .28

    Net income per share  . . . . . . . . . . . . . .     $      .41    $      .27     $      .62   $     .75

